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                                                                  EXHIBIT 10.35
                                  LICENSE AGREEMENT

          THIS LICENSE AGREEMENT ("Agreement") is made and entered into by and between BOYDS WHEELS, INC., a California corporation ("Boyds") and AUTOZONE, INC., a Nevada corporation ("Licensee").

                                       RECITALS

          A. Boyds designs, manufactures and markets premium, high quality automotive/motorcycle aftermarket products, and is the registered owner in the United States of America of the trademark "Boyds Ultra Violet" (the "Trademark").

          B. Licensee desires to obtain an exclusive license from Boyds and Boyds is willing to grant to Licensee a license (the "License") with respect to the Trademark, as more fully described herein, all upon the terms and conditions hereinafter set forth.

                                      AGREEMENT

          NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereinafter set forth, the parties covenant and agree as follows:

     1. GRANT OF LICENSE. Boyds hereby grants to Licensee a non-exclusive right to use pursuant to, and in accordance with, the terms and conditions of this Agreement, the Trademark exclusively for the purpose of marketing, manufacturing and selling the products set forth on Exhibit A (collectively, the "Products") in the retail stores owned or operated by Licensee or its subsidiaries or affiliates (collectively, the "Licensed Rights").

     2.   TERM.

              2.1 INITIAL TERM. The initial term of this Agreement shall be for a term of three (3) years, which term shall commence on date hereof and shall end on October 18, 1999, unless sooner terminated pursuant to the provisions of Section 14 (the "Initial Term").

              2.2 RENEWAL TERMS. This Agreement shall automatically renew for successive periods of one (1) year each, unless either party gives notice of termination to the other party at least sixty (60) days prior to the commencement of any such successive one (1) year renewal period. Notwithstanding the above, neither party shall be under any obligation to renew the License.

     3. MANUFACTURING. During the term of the Agreement, Licensee will be responsible, either itself or through a third party, for the manufacture of Products, and Boyds

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(and any distributor designated by Boyds) will have the right to purchase its requirements of Products from the manufacturer, be it Licensee or an independent third party under contract with Licensee. With respect to any Product manufactured by Licensee, Boyds (and any distributor designated by Boyds) shall have the right to purchase such Product from Licensee at a price equal to Licensee's cost of manufacture. With respect to Products manufactured for Licensee by an independent third party, Boyds shall expressly be deemed an intended third party beneficiary of any manufacturing agreement entered into and, in connection therewith, shall expressly have the right to purchase any such Product at a price no greater than that paid by Licensee (but not necessarily on the same terms as Licensee). If at any time during the term of the Agreement, the manufacturer, whether the manufacturer is Licensee or an independent third party contracted by Licensee, is unable to meet the reasonably forecast Product requirements of Licensee, the manufacturer will allocate available Product in equal proportion to those amounts ordered pursuant to accepted purchase orders by Licensee and Boyds until allocation is no longer required to satisfy the Product requirements of Licensee and Boyds.

     4. QUALITY CONTROL. All Products manufactured by Licensee, whether directly or through an independent third party manufacturer, shall be manufactured to Boyds' specifications for such Products and shall be of a quality satisfactory to Boyds. Licensee shall refrain from selling any Products not meeting Boyds' quality specifications. Licensee agrees to permit representatives of Boyds to have access to Licensee's or other independent third party manufacturer's premises and place of manufacture, during normal business hours, to inspect production facilities and to insure that Boyds' quality standards are being met.

     5. PROMOTIONAL ASSISTANCE. Boyds covenants and agrees, that during the Initial Term, Boyds shall cooperate with and assist Licensee, without charge, in the production of packaging and other marketing and promotional items with respect to the Products including, without limitation, providing photographs of Boyd Coddington and automobiles designed and built by Boyd Coddington. Boyds further consents to the use of the trademark "Hot Rods by Boyd" on such packaging, marketing and promotional items, subject to Boyds' prior review and approval. Boyds shall use reasonable efforts to be responsive to requests by Licensee for promotional assistance. In the event Boyds does not respond to Licensee's requests within a period of ten (10) days, Boyds shall be deemed to have granted its approval with respect to the item submitted.

     6. ADVERTISING. Licensee shall spend on an annual basis an amount equal to the Royalties (as hereinafter defined) that are paid to Boyds to advertise the Products in a manner to be mutually agreed.

     7. ROYALTIES. Boyds shall receive as consideration for the Licensed Rights the continuing royalties ("Royalties") set forth on Exhibit B. Such Royalties shall be calculated based on net sales of Products (i.e., gross sales, less returns, discounts and taxes) and paid to Boyds no later than thirty (30) days after the end of each payment period, it being understood that a payment period is the four (4) week payment cycle used by Licensee.

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     8.   INFRINGEMENT AND OTHER CLAIMS; INDEMNITY.

          8.1 INFRINGEMENT AND OTHER CLAIMS. Licensee shall not be liable for claims of trademark infringement brought against Licensee arising out of Licensee's use of such Trademark. Licensee shall promptly notify Boyds of such claims and Boyds shall assume the defense or prosecution of such claims. At its option, Licensee shall have the right by written notice to assume full responsibility and authority for the conduct and direction of any litigation regarding any such claim brought by or against Licensee, including the right, in its sole discretion, to settle, compromise or withdraw any such claims. After assuming such responsibility and authority, Licensee shall bear all costs incurred in defending or prosecuting such claims, including the amount of any settlement or judgement required to be paid by Boyds.

          8.2 INDEMNITY BY LICENSEE. Licensee hereby agrees to indemnify and hold Boyds harmless from and against any and all Damages (as hereinafter defined) incurred or suffered by Boyds arising out of or related to Licensee's negligent and/or willful misconduct in connection with the performance of this Agreement or the use or sale of the Products. "Damages" as used herein shall include any and all claims, actions, demands, losses, costs, expenses, liabilities, damage and recoveries to the full amount of the actual damage incurred by Boyds, in each case including interest, penalties or other damage (including, without limitation, actual attorneys' fees and other costs and expenses reasonably incurred in investigating or in attempting to avoid the same or oppose the imposition thereof or of enforcing this indemnity).

          8.3 INDEMNITY BY BOYDS. Boyds hereby agrees to indemnify and hold Licensee harmless from and against any and all Damages (as hereinafter defined) incurred or suffered by Licensee arising out of or related to Boyds' negligent and/or willful misconduct in connection with the performance of this Agreement or the use or sale of the Products. "Damages" as used herein shall include any and all claims, actions, demands, losses, costs, expenses, liabilities, damage and recoveries to the full amount of the actual damage incurred by Licensee, in each case including interest, penalties or other damage (including, without limitation, actual attorneys' fees and other costs and expenses reasonably incurred in investigating or in attempting to avoid the same or oppose the imposition thereof or of enforcing this indemnity).

     9. MARKING OF PRODUCTS. Licensee shall mark all Products sold under the License as instructed by Boyds.

     10. DELIVERY OF PRODUCT INFORMATION. Upon the execution of this Agreement by Licensee, Licensee shall deliver to Boyds full and complete documentation as Licensee uses or intends to use to manufacture the Products, together with a written description of all formulas and processes utilized in connection therewith. Licensee further covenants to provide Boyds with comparable information with respect to improvements and/or changes to the foregoing which may be implemented during the term hereof.

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     11.  RECORDS AND BOOKS.

          11.1 MAINTENANCE OF RECORDS. Licensee shall keep true and accurate books of account and records in accordance with generally accepted accounting principles, consistently applied, covering all transactions relating to this Agreement. All books of account and records shall be kept available for at least three (3) years after the date of the report to which such books of account and records relate.

          11.2 AUDIT. Boyds, and its duly authorized representatives, shall have the right upon reasonable notice and at all reasonable hours of normal business days to (i) examine and to copy such books of account and records and all other documents and materials in the possession or under the control of Licensee with respect to the subject matter and terms of this Agreement and (ii) to conduct an audit of Licensee's operations under this Agreement. If the results of Boyds' audit of Licensee's operations under this Agreement reveals that royalty payments due under Section 7 have been underpaid by five percent (5%) per annum or more, the cost of such audit shall be borne by Licensee. In all other cases, the cost of such audit shall be borne by Boyds. Any discovered underpayment shall be promptly paid to Boyds plus interest at the rate of ten percent (10%).

     12.  COVENANTS BY LICENSEE.  Licensee shall:

               (a) use its best efforts to promote sales of the Products and to meet the demand therefor on reasonable terms and at competitive prices;

               (b) shall at all times act in a responsible and ethical way in connection with the promotion and sale of the Products;

               (c) submit to Boyds reasonable samples of all advertising, labelling and other promotional materials with respect to the Products before utilizing the same;

               (d) not publish, cause to be published, encourage or permit any advertising or practice which might deceive the public or might be detrimental to the good name, trademarks, goodwill or reputation of Boyds;

               (e) not in any manner (i) pledge the credit of Boyds or (ii) receive any money on behalf of Boyds or (iii) commit Boyds to any obligation or give any representation, warranty or promise on Boyds' behalf;

               (f) not sell or make available for sale any of the Products in any place outside of the retail stores owned and operated by Licensee or its subsidiaries or affiliates;

               (g) when Boyds' tradenames or trademarks for the Products are used in any advertising, sales material or promotional material relating to the Products, Licensee's use thereof will be in the manner instructed;

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               (h)  immediately and in writing bring to the attention of Boyds any improper or wrongful use of Boyds trademarks or other intellectual or commercial property rights (if any) known to Licensee;

               (i) immediately in writing pass to Boyds details of any complaints received from customers of Licensee or others relating to the Products;

               (j) supply to Boyds copies of any reports or tests on the Products that come into its possession whether carried out by or for Licensee or by or for its customers;

               (k) at all times hereafter save and keep Boyds and its successors and assigns harmless and indemnified against all actions, proceedings, losses, costs, damages, expenses, claims and demands whatsoever arising in any way in connection with (i) any breach by Licensee of this Agreement or (ii) any breach by Licensee of any of Licensee's obligations to any customer of Licensee; and

               (l) except as expressly set forth herein, not at any time after the termination of this Agreement represent itself or cause or permit itself to be represented as being in any way a seller or distributor of the Products.

      13. REPRESENTATIONS AND WARRANTIES. Boyds represents and warrants to Licensee that:

               (a) It is the sole owner of the Trademark and has the right to grant the license contained herein.

               (b) It is a corporation validly existing and in good standing under the laws of its state of incorporation and has full power and authority to conduct its business as is presently being conducted and to own and lease its properties.

               (c) Boyds has all requisite corporate power and authority to execute and deliver this Agreement.

               (d) Neither the execution, delivery, or performance of this Agreement by Boyds, will (i) violate or conflict with any provision its Articles of Incorporation or Bylaws, (ii) violate, conflict with, or result in or constitute a default under or result in a right of termination or acceleration under any of the terms and conditions or any contract, indebtedness, note, bond indenture, security or pledge agreement, license, lease, permit, agreement, or other instruments or obligations to which Boyds is a party or by which Boyds' assets are bound, or (iii) violate any court order.


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     14.  TERMINATION.

               (a) Either party may terminate the License by giving written notice to the other party of such termination upon the occurrence of any of the following events:

                    (i) a material breach of this Agreement by the non-terminating party; or

                    (ii) dissolution of the non-terminating party for any reason; or

                   (iii) if the non-terminating party shall be restrained, prevented or hindered from transacting a substantial part of its business for a continuous period of sixty (60) days by reason of a judgment, decree, order, rule or regulation or any court, or of any administrative or governmental authority or agency; or

                    (iv) if the non-terminating party shall become subject to any action or proceeding in the nature of a bankruptcy proceeding under United States law or shall make an arrangement with its creditors, or shall make an assignment for the benefit of its creditors, or a receiver, custodian, trustee, liquidator or comparable officer shall be appointed for the non-terminating party or its business.

               (b)  Upon termination of the License:

                    (i) Licensee, upon expiration of the Initial Term, shall forthwith sell any remaining Products on order or in inventory in a commercially reasonable manner;

                    (ii) the non-terminating party, upon termination pursuant to the provisions of Section 14(a), shall assume financial responsibility for and sell any remaining Products on order by either party or in either parties' inventory in a commercially reasonable manner; and

                    (iii) Licensee, except as otherwise permitted herein, shall forthwith discontinue the use of all tradenames, trademarks and emblems used in connection with the Licensed Rights and the use of any and all signs and printed goods bearing Boyds' tradenames or trademarks, including, without limitation, "Boyds Ultra Violet" and "Hot Rods by Boyd," and any reference whatsoever thereto, and agrees, thereupon, that the Licensee will not thereafter operate or do business under any name or in any manner that might tend to give the public the impression that the Licensed Rights are still in force.

     15. COMPLIANCE WITH LAWS AND REGULATIONS. The Licensee shall comply with all applicable laws, ordinances and regulations and agrees to obtain all necessary licenses, permits and approvals necessary for the operation of Licensee's business and sale of the Products.



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     16.  INSURANCE.  Licensee shall at all times  maintain in full force and effect at its sole expense adequate insurance with reputable carriers including, but not limited to, comprehensive product liability insurance against claims for bodily and personal injury, death and property damage caused by or occurring in connection with the Products or otherwise in conjunction with the conduct of business by the Licensee. All policies shall name Boyds as an additional named insured and shall provide that Boyds receive twenty (20) days prior written notice of termination, expiration or cancellation of any such policy. Licensee shall submit to Boyds upon demand a copy of the certificate of or other evidence of each such insurance policy and any renewal or extension thereof. If Licensee at any time fails or refuses to maintain any such insurance coverage or provide satisfactory evidence thereof, Boyds, at its option and in addition to its other rights and remedies hereunder, may, but need not, obtain such insurance coverage. If Boyds elects to obtain such insurance on behalf of Licensee, all costs and premiums incurred by Boyds in connection therewith shall be paid by Licensee to Boyds on demand.

     17. VENDOR DIRECT PROGRAM. Boyds and Licensee shall enter into a Vendor Direct Program Agreement, the terms of which will allow Boyds to participate in Licensee's Vendor Direct Program.

     18.  GENERAL PROVISIONS.

          18.1 AMENDMENT. This Agreement may be amended only by a writing signed by both of the parties.

          18.2 GOVERNING LAW. It is the intention that the laws of the State of Tennessee, United States of America, applicable to contracts to be wholly performed within such State shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

          18.3 JURISDICTION IN CERTAIN MATTERS; SERVICE OF PROCESS. The parties hereby concurrently grant to the United States District Court for the Central District of California and the Western District of Tennessee, by consent, IN PERSONAM jurisdiction over the parties in any action or proceeding commenced by either of the parties arising under or related to this Agreement. In any such action or proceeding, the parties agree that personal service may be made upon either party in the same manner as notices may be given pursuant to
Section 17.4. Each of the parties hereby expressly agrees that either party, if required, may enforce any judgment or decision by the United States District Court in any district in the States of California, Tennessee or Nevada, and that such party shall not contest any such judgment in such other jurisdiction in any way whatsoever, provided notice of the proceeding was promptly given to it.


          18.4 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and



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delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date its receipt is acknowledged or refused), as follows:

                    If to Boyds, addressed to:

                         Boyds Wheels, Inc.
                         8380 Cerritos Avenue
                         Stanton, California 90680
                         Attn:  Boyd Coddington, Chief Executive Officer

                    With a copy to:

                         Higham, McConnell & Dunning
                         28202 Cabot Road, Suite 450
                         Laguna Niguel, California 92677
                         Attn:  Curt C. Barwick, Esq.

                    If to Licensee, addressed to:

                         AutoZone, Inc.
                         123 Front Street
                         Memphis, Tennessee  38103
                         Attn: Shawn P. McGhee, Executive Vice President

or to any other place and with any other copies as either party may designate as to itself by written notice to the other.

          18.5 ATTORNEYS' FEES. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorneys' fees incurred by the successful party (including without limitation, costs, expenses and fees on any appeal), and if the successful party recovers judgment in any such action or proceeding, such costs, expenses, and attorneys' fees shall be included as part of the judgment.

          18.6  ASSIGNMENTS AND SUBLICENSEES.  The rights under this
Agreement may only be assigned or sublicensed by Licensee with the prior written consent of Boyds in its sole discretion, and upon the condition that the assignee or sublicensee has agreed to be bound to all of the terms and conditions of this Agreement.

          18.7 COSTS AND EXPENSES. Except as otherwise expressly provided by this Agreement, each of the parties shall bear all costs and expenses of performance by such party of its duties and obligations under this Agreement without any right or contribution or reimbursement by the other party hereto of any kind or nature whatsoever.

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          18.8  COUNTERPARTS.  This Areement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

          18.9 CAPTIONS AND SECTION HEADINGS. Captions and section heading used herein are for convenience only and are not part of this Agreement and shall not be used in construing it.

          18.10 INDEPENDENT CONTRACTOR. It is the intention of the parties that Boyds and Licensee are, and shall be deemed to be, independent contractors with respect of the subject matter hereof. Nothing contained herein shall be deemed or construed in any manner whatsoever as creating any partnership, joint venture or other similar relationship between Boyds and Licensee.

          18.11 WAIVER. No waiver of any term, provision or condition of this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

          18.12 ENTIRE AGREEMENT. This Agreement is intended by Boyds and Licensee as the final expression of their agreement and constitutes and embodies the entire agreement and understanding between them and is a complete and exclusive statement of the terms and conditions hereof and thereof, and shall supersede any and all prior correspondence, conversation, negotiations, memoranda, agreements or other understandings relating to the same subject matter including, without limitation, the letter agreement entered into between the parties on or about May 23, 1996.

          Entered into this 18th day of October, 1996.


                                         "BOYDS"

                                          BOYDS WHEELS, INC., a California
                                          corporation


                                          By:  /s/ Boyd Coddington
                                              ---------------------------------
                                               Boyd Coddington, Its Chief
                                               Executive Officer



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                                          "LICENSEE"

                                          AUTOZONE, INC., a Nevada corporation


                                          By:  /s/ Shawn P. McGhee
                                                  ------------------------------
                                                  Shawn P. McGhee, Its Executive
                                                  Vice President


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                                      EXHIBIT A

                                       PRODUCTS


                                        Auto Shampoo
                                        Auto Pre-Wax
                                        Auto Paste-Wax
                                        Auto Liquid Wax
                                        Auto Tire Shine
                                        Auto Wheel Cleaner



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                                      EXHIBIT B

                                      ROYALTIES

     During the term of the Agreement and any extension, AutoZone shall pay to Boyds the following royalties based on Net Sales of Products, as follows:

              Product            Royalty
              -------            -------

          Auto Shampoo               5%
          Auto Pre-Wax              14%
          Auto Paste-Wax            18%
          Auto Liquid Wax           17%
          Auto Tire Shine           11%
          Auto Wheel Cleaner         6%

          With regard to any Product other than those listed above, AutoZone shall pay Boyds a royalty in such amount as is agreed upon by the parties.

          It is understood and agreed that at all times during the term of this Agreement or any extension, AutoZone shall have the right, at its sole discretion, to determine all Product pricing and matters relating thereto.

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